Exhibit 99.1

Impax’s Second Quarter 2014 Revenues Increased 45% to $188.1 Million

●	Second Quarter 2014 Adjusted Diluted EPS Increased to $0.60; GAAP Diluted EPS Increased to $0.50
●	Company Updates 2014 Financial Guidance

HAYWARD, Calif. (August 6, 2014) – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported total revenues increased 45.1% to $188.1 million for the second quarter ended June 30, 2014, compared to $129.6 million in the prior year period. Adjusted diluted earnings per share increased to $0.60 for the second quarter 2014, compared to $0.23 per diluted share in the prior year period. On a GAAP basis, diluted earnings per share increased to $0.50 for the second quarter 2014, compared to $0.08 per diluted share in the prior year period.

Second quarter 2014 adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased $40.0 million to $76.2 million, compared to $36.2 million in the prior year period. Cash, cash equivalents and short-term investments were $413.0 million as of June 30, 2014.

“We delivered strong revenue growth of 45%, adjusted gross margins of 64%, and nearly tripled our adjusted net income this quarter, compared to last year’s second quarter” said Fred Wilkinson, president and chief executive officer of Impax Laboratories. “We experienced strong performance by several key generic products, including the successful launch of authorized generic RENVELA®, as well as continued growth of Zomig® nasal spray in our brand division.”

“We remain excited about the business development and M&A landscape, which consists of a number of strategic prospects that fit our acquisition criteria. In July we acquired two generic products - Ursodiol tablets and Lamotrigine orally disintegrating tablets - as part of our strategy to expand our product offerings.”

“As previously announced, the FDA completed their inspections at both our Taiwan and Hayward facilities, both of which resulted in Form 483’s being issued. We are preparing responses for the FDA, while continuing to advance our quality improvement initiatives.”

“We continue to analyze our internal generic and brand pipelines to identify opportunities for improvement that will drive growth and will communicate our progress as these plans are finalized.”

Business Segment Information

The Company has two reportable segments, the Global Pharmaceuticals Division (generic products and services) and the Impax Pharmaceuticals Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted on an adjusted basis.

Global Pharmaceuticals Division Information

	Three Months Ended		Six Months Ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Global Product sales, net	$163,961	$89,758	$270,078	$187,563
Rx Partner	9,204	3,668	11,639	6,781
Other revenues	3,229	539	3,817	1,258
Total revenues	176,394	93,965	285,534	195,602
Cost of revenues	69,872	54,727	126,894	116,171
Gross profit	106,522	39,238	158,640	79,431
Operating expenses:
Research and development	10,745	9,291	21,962	21,002
Patent litigation expense	1,767	4,304	3,940	8,582
Selling, general and administrative	4,572	3,882	6,955	8,926
Total operating expenses	17,084	17,477	32,857	38,510
Income from operations	$89,438	$21,761	$125,783	$40,921

Gross margin	60.4%	41.8%	55.6%	40.6%
Adjusted gross profit (1)	$117,219	$46,641	$183,108	$102,235
Adjusted gross margin (1)	66.5%	49.6%	64.1%	52.3%

(1) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Global Product sales, net increased 82.7% to $164.0 million in the second quarter 2014, compared to $89.8 million in the prior year period. The increase was driven by higher sales of several key generic products, including the mid-April launch of the Company’s allotment of a specified number of bottles of authorized generic RENVELA®.

Rx Partner revenues increased $5.5 million to $9.2 million in the second quarter 2014, compared to $3.7 million in the prior year period. The increase was the result of profit share earned of $3.3 million under the Company’s agreement with Perrigo Company, plc related to the launch of generic Astepro®, as well as higher profit share earned under the Company’s agreement with Teva Pharmaceutical Industries, Limited of $2.2 million.

Gross margin in the second quarter 2014 increased to 60.4%, compared to gross margin of 41.8% in the prior year period. Adjusted gross margin in the second quarter 2014 increased to 66.5%, compared to adjusted gross margin of 49.6% in the prior year period. The increase in gross margin and adjusted gross margin was due to the favorable contribution from several key generic products, including authorized generic RENVELA®.

Total Global Pharmaceuticals operating expenses in the second quarter 2014 decreased to $17.1 million, compared to $17.5 million in the prior year period, due to reduced patent litigation expenses.

Impax Pharmaceuticals Division Information

	Three Months Ended		Six Months Ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Impax Product sales, net	$11,460	$35,334	$20,769	$81,855
Other revenues	267	332	536	663
Total revenues	11,727	35,666	21,305	82,518
Cost of revenues	8,477	16,017	12,551	45,190
Gross profit	3,250	19,649	8,754	37,328
Operating expenses:
Research and development	10,507	6,249	21,031	14,143
Selling, general and administrative	11,734	11,836	20,955	24,599
Total operating expenses	22,241	18,085	41,986	38,742
(Loss) income from operations	$(18,991)	$1,564	$(33,232)	$(1,414)

Gross margin	27.7%	55.1%	41.1%	45.2%
Adjusted gross profit (1)	$3,980	$25,444	$10,214	$54,852
Adjusted gross margin (1)	33.9%	71.3%	47.9%	66.5%

(1) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Impax Product sales, net decreased 67.6% to $11.5 million in the second quarter 2014, compared to $35.3 million in the prior year period, due to lower sales of Zomig® tablet and orally disintegrating tablet products from the loss of exclusivity in May 2013, partially offset by higher sales of Zomig nasal spray which has patents expiring as late as May 2021.

Gross margin in the second quarter 2014 decreased to 27.7%, compared to 55.1% in the prior year period, due to an increase in inventory reserves. Adjusted gross margin in the second quarter 2014 decreased to 33.9%, compared to adjusted gross margin of 71.3% in the prior year period, primarily due to an increase in inventory reserves.

Total Impax Pharmaceuticals operating expenses in the second quarter 2014 increased to $22.2 million, compared to $18.1 million in the prior year period, due to an increase in research and development activity.

Corporate and Other

	Three Months Ended		Six Months Ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2014	2013	2014	2013
General and administrative expenses	$16,511	$17,557	$30,384	$29,468
Loss from operations	$(16,511)	$(17,557)	$(30,384)	$(29,468)

General and administrative expenses in the second quarter 2014 decreased to $16.5 million, compared to $17.6 million in the prior year period. The decrease is primarily due to employee severance costs of $5.4 million included in the second quarter 2013, for which there was no comparable amount in the current year period. Excluding the severance charges, adjusted general and administrative expenses in the second quarter 2014 increased $4.3 million, compared to the prior year period due to the inclusion of executive management transitional expenses, and higher expenses for incentive compensation and litigation.

2014 Financial Guidance

Impax Laboratories full year 2014 estimates are based on management’s current belief about prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The Company updated its estimated adjusted 2014 financial guidance as noted below.

●	UPDATED - Adjusted gross margins as a percent of total revenue are expected to be in the upper 50% range (previously mid 50% range).
●

Total research and development (R&D) expenses across the generic and brand divisions of approximately $82.0 million to $88.0 million; generic R&D expenses of approximately $46.0 million to $49.0 million and brand R&D expenses of approximately $36.0 million to $39.0 million.

●	Patent litigation expenses of approximately $11.0 million to $13.0 million.
●	Selling, general and administrative expenses of approximately $115.0 million to $120.0 million.
●	Capital expenditures of approximately $40.0 million to $45.0 million.
●	Hayward facility remediation costs of approximately $25.0 million to $30.0 million.
●

Effective tax rate of approximately 32% to 34% on a GAAP basis, which assumes that the U.S. R&D tax credit is renewed for 2014. The R&D tax credit expired on December 31, 2013. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call on August 6, 2014 at 8:30 a.m. ET to discuss its results. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 67408949. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the impact of consolidation of the Company’s customer base; the impact of competition; the substantial portion of our total revenues derived from sales of a limited number of products; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; the Company’s inexperience in conducting clinical trials and submitting new drug applications; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of IPX066 outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on our industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions; the restrictions imposed by the Company’s credit facility; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Global Pharmaceuticals Division, net	$176,394	$93,965	$285,534	$195,602
Impax Pharmaceuticals Division, net	11,727	35,666	21,305	82,518
Total revenues	188,121	129,631	306,839	278,120
Cost of revenues	78,349	70,744	139,445	161,361
Gross profit	109,772	58,887	167,394	116,759
Operating expenses:
Research and development	21,252	15,540	42,993	35,145
Patent litigation expense	1,767	4,304	3,940	8,582
Selling, general and administrative	32,817	33,275	58,294	62,993
Total operating expenses	55,836	53,119	105,227	106,720
Income from operations	53,936	5,768	62,167	10,039
Other income, net	31	2,997	107	152,453
Interest income	365	315	753	591
Interest expense	93	(45)	28	(328)
Income before income taxes	54,425	9,035	63,055	162,755
Provision for income taxes	19,354	3,416	21,559	51,694
Net income	$35,071	$5,619	$41,496	$111,061

Net income per share:
Basic	$0.52	$0.08	$0.61	$1.67
Diluted	$0.50	$0.08	$0.59	$1.62

Weighted average common shares outstanding:
Basic	68,095,159	66,748,864	67,899,894	66,618,889
Diluted	70,313,491	68,287,948	70,195,329	68,382,004

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$159,139	$184,612
Short-term investments	253,888	228,521
Accounts receivable, net	163,896	112,993
Inventory, net	84,796	70,107
Deferred income taxes	50,844	50,788
Prepaid expenses and other assets	6,985	12,721
Total current assets	719,548	659,742
Property, plant and equipment, net	194,076	188,191
Other assets	94,593	91,746
Intangible assets, net	22,770	29,670
Goodwill	27,574	27,574
Total assets	$1,058,561	$996,923

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$140,853	$138,347
Accrued profit sharing and royalty expenses	13,079	11,560
Deferred revenue	2,417	3,983
Total current liabilities	156,349	153,890
Deferred revenue	3,733	4,267
Other liabilities	29,738	28,563
Total liabilities	189,820	186,720
Total stockholders' equity	868,741	810,203
Total liabilities and stockholders' equity	$1,058,561	$996,923

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$41,496	$111,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,303	24,179
Provision for inventory reserves	10,320	22,536
Intangible asset impairment charges	2,876	-
Charge for licensing agreement	2,000	-
Accretion of interest income on short-term investments	(421)	(335)
Deferred income tax benefit	(4,786)	(6,873)
Tax impact related to the exercise of employee stock options and restricted stock	(1,507)	(446)
Recognition of deferred revenue	(2,100)	(2,226)
Accrued profit sharing and royalty expense	23,582	38,011
Payments of profit sharing and royalty expense	(22,063)	(27,392)
Share-based compensation expense	9,520	10,503
Changes in assets and liabilities which (used) provided cash	(62,800)	126
Net cash provided by operating activities	12,420	169,144
Cash flows from investing activities:
Purchase of short-term investments	(235,388)	(220,284)
Maturities of short-term investments	210,442	147,948
Purchases of property, plant and equipment	(18,271)	(20,075)
Payments for licensing agreements	(3,000)	-
Net cash used in investing activities	(46,217)	(92,411)
Cash flows from financing activities:
Proceeds from exercise of stock options and ESPP	7,660	4,351
Tax impact related to the exercise of employee stock options and restricted stock	1,507	446
Net cash provided by financing activities	9,167	4,797
Effect of exchange rate changes on cash and cash equivalents	(843)	(709)
Net (decrease) increase in cash and cash equivalents	(25,473)	80,821
Cash and cash equivalents, beginning of period	184,612	142,162
Cash and cash equivalents, end of period	$159,139	$222,983

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income, GAAP net income per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net income to adjusted net income.

	Three months ended		Six months ended
(Unaudited, amounts in thousands, except per share data)	June 30,		June 30,
	2014	2013	2014	2013
Net income	$35,071	$5,619	$41,496	$111,061
Adjusted to add (deduct):
Amortization and acquisition-related costs (a)	2,594	6,225	5,024	13,367
Hayward facility remediation costs (b)	8,651	4,562	17,168	6,498
Employee severance (c)	182	7,988	860	7,988
Payments received from litigation settlement (d)	-	(3,000)	-	(153,049)
Intangible asset impairment charges (e)	-	-	2,876	-
Provision for inventory reserve (f)	-	-	-	18,053
R&D partner milestone payment (g)	-	-	-	2,000
Loss on asset disposal (h)	-	-	-	881
Payment for licensing agreement (i)	-	-	2,000	-
Income tax effect	(4,204)	(5,476)	(10,649)	34,401
Adjusted net income	$42,294	$15,918	$58,775	$41,200

Adjusted net income per diluted share	$0.60	$0.23	$0.84	$0.60
Net income per diluted share	$0.50	$0.08	$0.59	$1.62

(a)

Resulting from the second quarter 2014 payment to Perrigo Company in conjunction with the Company’s at risk launch of generic Astepro®, the June 2012 agreement with TOLMAR, Inc., (Tolmar) and the January 2012 agreement with AstraZeneca. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(b)	Remediation costs relating to the Hayward, CA manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(c)

The three months and six months ended June 30, 2014 expenses are included in “Cost of revenues” on the Consolidated Statements of Operations. Refer to the “Non-GAAP Financial Measures” tables for the allocation of the prior year amounts on the Consolidated Statement of Operations.

(d)

Reflects the receipt of a pre-tax payment of $102.0 million from Endo Health Solutions Inc. in connection with a settlement and license agreement and $48.0 million from Shire LLC (Shire) in connection with the settlement of litigation relating to supply of authorized generic Adderall XR® products to the Company. Included in “Other income, net” on the Consolidated Statements of Operations.

(e)

In June 2012, the Company entered into an agreement with Tolmar which granted to the Company an exclusive license to commercialize up to 11 generic topical prescription drug products, including nine then currently approved products and two products then pending approval at the FDA, in the United States and its territories. During the first quarter 2014, as a result of a decline in pricing on a currently approved product, the Company revised the projections for the Tolmar product and performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $2.9 million charge to cost of revenues for the Global Pharmaceuticals Division.

(f)

An inventory reserve charge relating to discontinued products, a reserve of pre-launch inventory for RYTARYTM and other generic products as a result of the delay in the anticipated regulatory approvals. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(g)

The Company recorded a $2.0 million milestone payment in the first quarter of 2013 under the terms of a research and development partnership agreement. Included in “Research and development” expense on the Consolidated Statements of Operations.

(h)	Included in “Other income, net” on the Consolidated Statements of Operations.
(i)

In January 2014, the Company entered into an agreement with DURECT Corporation and paid an upfront fee of $2.0 million. Included in “Research and development” expense on the Consolidated Statements of Operations.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles reported net income to adjusted EBITDA.

	Three months ended		Six months ended
(Unaudited, amounts in thousands)	June 30,		June 30,
	2014	2013	2014	2013
Net income	$35,071	$5,619	$41,496	$111,061
Adjusted to add (deduct):
Interest income	(365)	(315)	(753)	(591)
Interest expense	(93)	45	(28)	328
Depreciation and other	5,694	5,556	11,279	10,812
Income taxes	19,354	3,416	21,559	51,694
EBITDA	59,661	14,321	73,553	173,304

Adjusted to add (deduct):
Amortization and acquisition-related costs	2,594	6,225	5,024	13,367
Hayward facility remediation costs	8,651	4,562	17,168	6,498
Employee severance	182	7,988	860	7,988
Payments received from litigation settlement	-	(3,000)	-	(153,049)
Intangible asset impairment charges	-	-	2,876	-
Provision for inventory reserve	-	-	-	18,053
R&D partner milestone payment	-	-	-	2,000
Loss on asset disposal	-	-	-	881
Payment for licensing agreement	-	-	2,000	-
Share-based compensation	5,134	6,144	9,520	10,503
Adjusted EBITDA	$76,222	$36,240	$111,001	$79,545

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles total Company reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three months ended		Six months ended
(Unaudited, amounts in thousands)	June 30,		June 30,
	2014	2013	2014	2013
Cost of revenues	$78,349	$70,744	$139,445	$161,361
Adjusted to deduct:
Amortization and acquisition-related costs	2,594	6,225	5,024	13,367
Hayward facility remediation costs	8,651	4,562	17,168	6,498
Employee severance	182	2,411	860	2,411
Intangible asset impairment charge	-	-	2,876	-
Provision for inventory reserve	-	-	-	18,053
Adjusted cost of revenues	$66,922	$57,546	$113,517	$121,032

Adjusted gross profit (1)	$121,199	$72,085	$193,322	$157,088
Adjusted gross margin (1)	64.4%	55.6%	63.0%	56.5%

Research and development expenses	$21,252	$15,540	$42,993	$35,145
Adjusted to deduct:
Payment for licensing agreement (2)	-	-	2,000	-
Employee severance (3)	-	91	-	91
R&D partner milestone payment (3)	-	-	-	2,000
Adjusted research and development expenses	$21,252	$15,449	$40,993	$33,054

Selling, general and administrative expenses	$32,817	$33,275	$58,294	$62,993
Adjusted to deduct:
Employee severance (4)	-	5,486	-	5,486
Adjusted selling, general and administrative expenses	$32,817	$27,789	$58,294	$57,507

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(2)	Included within the Impax Pharmaceuticals Division reported results.
(3)	Included within the Global Pharmaceuticals Division reported results.
(4)	Included within Corporate and Other general and administrative expenses.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following tables reconcile the Global Pharmaceuticals Division and the Impax Pharmaceuticals Division reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Global Pharmaceuticals Division Information

	Three months ended		Six months ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2014	2013	2014	2013
Cost of revenues	$69,872	$54,727	$126,894	$116,171
Adjusted to deduct:
Amortization and acquisition-related costs	1,864	430	3,564	859
Hayward facility remediation costs	8,651	4,562	17,168	6,498
Employee severance	182	2,411	860	2,411
Provision for inventory reserve	-	-	-	13,036
Intangible asset impairment charge	-	-	2,876	-
Adjusted cost of revenues	$59,175	$47,324	$102,426	$93,367

Adjusted gross profit (1)	$117,219	$46,641	$183,108	$102,235
Adjusted gross margin (1)	66.5%	49.6%	64.1%	52.3%

Impax Pharmaceuticals Division Information

	Three months ended		Six Months Ended
(unaudited, amounts in thousands)	June 30,		June 30,
	2014	2013	2014	2013
Cost of revenues	$8,477	$16,017	$12,551	$45,190
Adjusted to deduct:
Amortization and acquisition-related costs	730	5,795	1,460	12,507
Provision for inventory reserve	-	-	-	5,017
Adjusted cost of revenues	$7,747	$10,222	$11,091	$27,666

Adjusted gross profit (1)	$3,980	$25,444	$10,214	$54,852
Adjusted gross margin (1)	33.9%	71.3%	47.9%	66.5%

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.